Exhibit 99.1

Key Energy Services, Inc. 1301 McKinney Street Suite 1800 Houston, TX 77010	April 29, 2015 Contact: West Gotcher, Investor Relations 713-757-5539

FOR IMMEDIATE RELEASE

Key Energy Services Reports First Quarter 2015 Earnings and

Announces Intention to Exit Operations Outside of North America

HOUSTON, TX, April 29, 2015 – Key Energy Services, Inc. (NYSE: KEG) reported first quarter 2015 consolidated revenues of $267.8 million and a pre-tax GAAP loss of $91.1 million, or $0.39 per share. The results for the first quarter include:

•	a pre-tax charge of $21.7 million, or $0.09 per share, for a true-up to the impairment charge recorded in the fourth quarter 2014 associated with the Coiled Tubing Services segment;

•	pre-tax costs of $18.0 million, or $0.08 per share, related to the previously disclosed Foreign Corrupt Practices Act (“FCPA”) investigations;

•	a pre-tax charge of $4.0 million, or $0.02 per share, for a reserve associated with the receivable from the Company’s 2012 sale of its’ Argentine business;

•	pre-tax costs of $3.3 million, or $0.01 per share, due to severance; and

•	a pre-tax charge of $2.2 million, or $0.01 per share, related to assets destroyed in Mexico.

Excluding these items, the Company reported a pre-tax loss of $41.9 million, or $0.18 per share. Fourth quarter 2014 consolidated revenues were $354.8 million with a pre-tax GAAP loss of $80.8 million, or $0.34 per share. The results for the fourth quarter include a pre-tax charge of $31.7 million, or $0.13 per share, for a true-up to the impairment charge of the Company’s U.S. assets taken in the third quarter and an additional impairment of the Company’s goodwill in the fourth quarter, pre-tax costs of $19.6 million, or $0.08 per share, related to the FCPA investigations and a pre-tax loss of $3.7 million, or $0.02 per share, on the disposal of obsolete assets. Excluding these items, the Company reported a pre-tax loss of $24.7 million, or $0.10 per share.

The following table sets forth summary data for the first quarter 2015 and prior comparable quarterly periods:

	Three Months Ended (unaudited)
	March 31, 2015	December 31, 2014	March 31, 2014
	(in millions, except per share amounts)
Revenues	$267.8	$354.8	$356.1
Net loss	(59.7)	(52.3)	(11.9)
Diluted loss per share	(0.39)	(0.34)	(0.08)
Adjusted EBITDA*	0.6	16.1	46.3

*	Adjusted EBITDA does not exclude costs incurred in connection with the Company’s on-going FCPA investigations.

U.S. Results

First quarter 2015 U.S. Rig Services revenues of $120.8 million were down 27.3% as compared to the fourth

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quarter of 2014. First quarter operating income was $8.0 million, or 6.6% of revenue, compared to fourth quarter operating income of $20.9 million, or 12.6% of revenue. Total rig hours were down 21% sequentially, with production-driven hours from the Company’s largest class of well service rigs down only 7%. Tight cost controls helped to offset the associated decremental margins.

First quarter 2015 Fluid Management Services revenues of $50.8 million were down 18.3% as compared to the fourth quarter of 2014. First quarter operating income was $1.5 million, or 2.9% of revenue, compared to fourth quarter operating income of $0.2 million, or 0.3% of revenue, which includes a loss on the sale of obsolete frac tanks in the Bakken of $3.7 million; excluding this loss, operating income was $3.9 million, or 6.2% of revenue. Although truck hours declined 13% sequentially, continued execution of the Company’s strategy to focus on produced water disposal and improve its saltwater disposal well asset base, along with cost reductions, helped mitigate margin impacts.

First quarter 2015 Fishing & Rental Services revenues of $42.7 million were down 21.7% as compared to the fourth quarter of 2014. First quarter operating loss was $0.1 million, or -0.1% of revenue, compared to fourth quarter operating loss of $7.2 million, or -13.1% of revenue. Fourth quarter results include an impairment of frac stack and well testing assets of $12.6 million; excluding this impairment, segment operating income was $5.4 million, or 10.0% of revenue, in the fourth quarter. In the first quarter, a continued, but reduced, loss in frac stack and well testing services offset operating income in the traditional fishing & rental business, resulting in the operating loss for the quarter. Activity remained strong in January, therefore, cost reductions in the traditional fishing & rental business did not begin until later in the quarter.

First quarter 2015 Coiled Tubing Services revenues of $31.0 million were down 28.6% as compared to the fourth quarter of 2014. First quarter operating loss was $23.8 million, or -76.8% of revenue, and includes a pre-tax impairment charge of $21.7 million as a true-up to the estimated goodwill impairment charge recorded in the fourth quarter. Fourth quarter operating loss was $16.4 million, or -37.7% of revenue, and includes an impairment of $19.1 million to the goodwill of this segment. Excluding the goodwill impairment charges, first quarter operating loss was $2.1 million, or -6.8% of revenues, as compared to fourth quarter operating income of $2.7 million, or 6.2% of revenues. With nearly all of Coiled Tubing Services revenues driven by well completion activities, this service line was the most impacted by the decline in drilling & completion activity and associated price pressure. Cost reductions helped mitigate some margin impact from the sequential revenue decline.

International Segment

First quarter 2015 International revenues were $22.5 million, down 21.3% as compared to fourth quarter 2014 revenues of $28.6 million. First quarter operating loss was $9.6 million, or -42.7% of revenues, compared to fourth quarter operating loss of $8.8 million, or -30.9% of revenues. First quarter results include a $2.2 million charge for assets destroyed in Mexico and pre-tax severance costs of $1.0 million.

General and Administrative Expenses

General and Administrative (G&A) expenses were $67.6 million for the first quarter compared to $73.7 million in the prior quarter. First quarter G&A expenses includes $18.0 million of costs associated with the FCPA investigations, a pre-tax charge of $4.0 million for a reserve associated with the receivable from the Company’s 2012 sale of its’ Argentine business, and pre-tax severance costs of $1.7 million.

April 29, 2015

Capital Expenditures and Balance Sheet

Capital expenditures were $19.0 million during the first quarter 2015. Key’s consolidated cash balance at March 31, 2015 was $35.9 million compared to $27.3 million at December 31, 2014. Total debt at March 31, 2015 was $778.3 million compared to total debt of $748.4 million at December 31, 2014. At the end of the first quarter, there was $251.8 million available under the Company’s $400 million senior secured credit facility. Net debt to total capitalization at March 31, 2015 was 41.8%.

Overview and Outlook

Key’s Chairman, President and Chief Executive Officer, Dick Alario, stated, “The first quarter presented unprecedented challenges as the decline in oil prices caused a precipitous pull-back in E&P spending, adversely impacting all of our businesses. As most of our services are driven by our customer’s production enhancement and maintenance spending, our overall activity was down less than the macro indicators associated with new well installation. Aggressive cost restructuring and strong execution by Key’s management team and employees mitigated much of the associated margin decline.

“Looking forward, based on the slowing rate of decline, we expect to see activity and pricing stabilize during the second quarter. We are seeing evidence that customers are shifting resources towards production enhancement projects. Additionally, we expect to see modest seasonal improvement in activity as we enter the latter half of the second quarter and into the third quarter.

“After evaluating market opportunities presented by the secular trend of aging horizontal wellbores and options for the allocation of the Company’s capital, the Board of Directors and management have refined the Company’s strategy to focus on North American production enhancement. As such, we have begun our evaluation of alternatives and are taking steps to exit markets in which we participate outside of North America, either by sale or relocation of assets. We intend to begin moving some assets back to the U.S this quarter.

“With respect to the replacement of our existing credit facility, given where we are in the process, we expect to close and fund the new financing during the second quarter.”

Conference Call Information

As previously announced, Key management will host a conference call to discuss its first quarter 2015 financial results on Thursday, April 30, 2015 at 10:00 a.m. CDT. Callers from the U.S. and Canada should dial 888-794-4637 to access the call. International callers should dial 660-422-4879. All callers should ask for the “Key Energy Services Conference Call” or provide the access code 27626414. The conference call will also be available live via the internet. To access the webcast, go to www.keyenergy.com and select “Investor Relations.”

A telephonic replay of the conference call will be available on Thursday, April 30, 2015, beginning approximately two hours after the completion of the conference call and will remain available for one week. To access the replay, call 855-859-2056 or 800-585-8367. The access code for the replay is 27626414. The replay will also be accessible at www.keyenergy.com under “Investor Relations” for a period of at least 90 days.

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Quarterly rig and truck hours have been posted on Key’s website; to access the file, go to www.keyenergy.com and select “Investor Relations.”

Consolidated Statements of Operations (in thousands, except per share amounts, unaudited):

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
REVENUES	$267,799	$354,802	$356,141
COSTS AND EXPENSES:
Direct operating expenses	204,530	266,354	258,302
Depreciation and amortization expense	47,211	46,535	51,095
General and administrative expenses	67,644	73,675	52,866
Impairment expense	21,700	31,697	—

Operating loss	(73,286)	(63,459)	(6,122)

Interest expense, net of amounts capitalized	13,342	13,830	13,554
Other (income) loss, net	4,432	3,463	(69)

Loss before tax income taxes	(91,060)	(80,752)	(19,607)
Income tax benefit	31,384	28,448	7,708

NET LOSS	$(59,676)	$(52,304)	$(11,899)

Loss per share attributable to Key:
Basic and diluted	$(0.39)	$(0.34)	$(0.08)
Weighted average shares outstanding:
Basic and diluted	154,816	153,501	152,927

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Condensed Consolidated Balance Sheets (in thousands):

	March 31, 2015 (unaudited)	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$35,919	$27,304
Other current assets	344,306	406,491

Total current assets	380,225	433,795
Property and equipment, net	1,202,523	1,235,258
Goodwill	561,039	582,739
Other assets, net	78,613	81,706

TOTAL ASSETS	$2,222,400	$2,333,498

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$56,906	$77,631
Other current liabilities	127,884	164,227

Total current liabilities	184,790	241,858
Long-term debt	778,287	748,426
Other non-current liabilities	261,678	285,151
Equity	997,645	1,058,063

TOTAL LIABILITIES AND EQUITY	$2,222,400	$2,333,498

Consolidated Cash Flow Data (in thousands, unaudited):

	Three Months Ended
	March 31, 2015	March 31, 2014
Net cash provided by (used in) operating activities	$(2,664)	$45,694
Net cash used in investing activities	(15,705)	(26,751)
Net cash provided by (used in) financing activities	26,825	(6,934)
Effect of exchange rates on cash	159	634
Net increase in cash and cash equivalents	8,615	12,643
Cash and cash equivalents, beginning of period	27,304	28,306

Cash and cash equivalents, end of period	$35,919	$40,949

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Segment Revenue and Operating Income (in thousands, except for percentages, unaudited):

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Revenues
U.S. Rig Services	$120,822	$166,095	$164,751
Fluid Management Services	50,755	62,096	61,588
Coiled Tubing Services	31,017	43,452	44,495
Fishing & Rental Services	42,690	54,546	53,210
International	22,515	28,613	32,097

Consolidated Total	$267,799	$354,802	$356,141

Operating Income (Loss)
U.S. Rig Services	$8,000	$20,947	$24,342
Fluid Management Services	1,476	164	2,347
Coiled Tubing Services	(23,822)	(16,391)	6,138
Fishing & Rental Services	(56)	(7,162)	2,830
International	(9,611)	(8,839)	(10,491)
Functional Support	(49,273)	(52,178)	(31,288)

Consolidated Total	$(73,286)	$(63,459)	$(6,122)

Operating Income (Loss) % of Revenues
U.S. Rig Services	6.6%	12.6%	14.8%
Fluid Management Services	2.9%	0.3%	3.8%
Coiled Tubing Services	(76.8)%	(37.7)%	13.8%
Fishing & Rental Services	(0.1)%	(13.1)%	5.3%
International	(42.7)%	(30.9)%	(32.7)%
Consolidated Total	(27.4)%	(17.9)%	(1.7)%

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Following is a reconciliation of net loss as presented in accordance with United States generally accepted accounting principles (GAAP) to EBITDA and Adjusted EBITDA as required under Regulation G of the Securities Exchange Act of 1934.

Reconciliations of EBITDA and Adjusted EBITDA to net loss (in thousands, except for percentages, unaudited):

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Net loss	$(59,676)	$(52,304)	$(11,899)
Income tax benefit	(31,384)	(28,448)	(7,708)
Interest expense, net of amounts capitalized	13,342	13,830	13,554
Interest income	(15)	(19)	(18)
Depreciation and amortization	47,211	46,535	51,095

EBITDA	$(30,522)	$(20,406)	$45,024

% of revenues	-11.4%	-5.8%	12.6%
Severance costs	3,286	1,086	1,284
Impairment expense	21,700	31,697	—
Allowance for collectibility of notes receivable	3,950	—	—
Loss on assets destroyed in Mexico	2,160	—	—
Loss on sales of assets	—	3,700	—

Adjusted EBITDA*	$574	$16,077	$46,308

% of revenues	0.2%	4.5%	13.0%
Revenues	$267,799	$354,802	$356,141

*	Adjusted EBITDA does not exclude costs incurred in connection with the Company’s on-going FCPA investigations.

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	Three Months Ended March 31, 2015
	U.S. Rig Services	Fluid Management Services	Coiled Tubing Services	Fishing and Rental Services	International	Functional Support	Total
Net income (loss)	$9,861	$(1,414)	$(23,351)	$414	$(10,110)	$(35,076)	$(59,676)
Income tax benefit	—	—	—	—	(520)	(30,864)	(31,384)
Interest expense, net of amounts capitalized	—	—	—	—	—	13,342	13,342
Interest income	—	—	—	—	(12)	(3)	(15)
Depreciation and amortization	14,710	7,722	5,767	8,964	6,829	3,219	47,211

EBITDA	$24,571	$6,308	$(17,584)	$9,378	$(3,813)	$(49,382)	$(30,522)

% of revenues	20.3%	12.4%	-56.7%	22.0%	-16.9%	0.0%	-11.4%
Severance costs	402	233	9	150	984	1,508	3,286
Impairment expense	—	—	21,700	—	—	—	21,700
Allowance for collectibility of notes receivable	—	—	—	—	—	3,950	3,950
Loss on assets destroyed in Mexico	—	—	—	—	2,160	—	2,160

Adjusted EBITDA	$24,973	$6,541	$4,125	$9,528	$(669)	$(43,924)	$574

% of revenues	20.7%	12.9%	13.3%	22.3%	-3.0%	0.0%	0.2%
Revenues	$120,822	$50,755	$31,017	$42,690	$22,515	$—	$267,799

*	Adjusted EBITDA does not exclude costs incurred in connection with the Company’s on-going FCPA investigations.

“EBITDA” is defined as income or loss attributable to Key before interest, taxes, depreciation, and amortization.

“Adjusted EBITDA” is EBITDA as further adjusted for certain non-recurring or extraordinary items such as loss on debt extinguishment, certain other gains or losses, asset retirements and impairments, and certain non-recurring transaction or other costs.

EBITDA and Adjusted EBITDA are non-GAAP measures that are used as supplemental financial measures by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, to assess:

•	The financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness;

•	The Company’s operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure; and

•	The Company’s operating trends underlying the items that tend to be of a non-recurring nature.

EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations to using EBITDA and Adjusted EBITDA as an analytical tool include:

•	EBITDA and Adjusted EBITDA do not reflect Key’s current or future requirements for capital expenditures or capital commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements necessary to service, interest or principal payments on Key’s debt;

•	EBITDA and Adjusted EBITDA do not reflect income taxes;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

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•	Other companies in Key’s industry may calculate EBITDA and Adjusted EBITDA differently than Key does, limiting their usefulness as a comparative measure; and

•	EBITDA and Adjusted EBITDA are a different calculation from earnings before interest, taxes, depreciation and amortization as defined for purposes of the financial covenants in the Company’s senior secured credit facility, and therefore should not be relied upon for assessing compliance with covenants.

April 29, 2015

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements as to matters that are not of historic fact are forward-looking statements. These forward-looking statements are based on Key’s current expectations, estimates and projections about Key, its industry, its management’s beliefs and certain assumptions made by management, and include statements regarding estimated capital expenditures, future operational and activity expectations, international growth, and anticipated financial performance for 2015. No assurance can be given that such expectations, estimates or projections will prove to have been correct. Whenever possible, these “forward-looking statements” are identified by words such as “expects,” “believes,” “anticipates” and similar phrases.

Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: risks that Key will be unable to achieve its financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income and risks that Key’s expectations regarding future activity levels, customer demand, and pricing stability may not materialize (whether for Key as a whole or for geographic regions and/or business segments individually); risks that fundamentals in the U.S. oil and gas markets may not yield anticipated future growth in Key’s businesses, or could further deteriorate or worsen from the recent market declines, and/or that Key could experience further unexpected declines in activity and demand for its rig service, fluid management service, coiled tubing service, and fishing and rental service businesses; risks relating to Key’s ability to implement technological developments and enhancements; risks relating to compliance with environmental, health and safety laws and regulations, as well as actions by governmental and regulatory authorities; risks relating to compliance with the FCPA and anti-corruption laws, including risks related to increased costs in connection with FCPA investigations; risks regarding the timing or conclusion of the FCPA investigations, including the risk of fines or penalties imposed by government agencies for violations of the FCPA; risks affecting Key’s international operations, including risks affecting Key’s ability to execute its plans to withdraw from its international markets outside North America; risks that Key may be unable to achieve the benefits expected from acquisition and disposition transactions, and risks associated with integration of the acquired operations into Key’s operations; risks, in responding to changing or declining market conditions, that Key may not be able to reduce, and could even experience increases in, the costs of labor, fuel, equipment and supplies employed and used in Key’s businesses; risks relating to changes in the demand for or the price of oil and natural gas; risks that Key may not be able to execute its capital expenditure program and/or that any such capital expenditure investments, if made, will not generate adequate returns; risks that Key may not be able to refinance its credit facility as expected; risks that Key may not have sufficient liquidity; and other risks affecting Key’s ability to maintain or improve operations, including its ability to maintain prices for services under market pricing pressures, weather risks, and the impact of potential increases in general and administrative expenses.

Because such statements involve risks and uncertainties, many of which are outside of Key’s control, Key’s actual results and performance may differ materially from the results expressed or implied by such forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Other important risk factors that may affect Key’s business, results of operations and financial position are discussed in its most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and in other Securities and Exchange Commission filings. Unless otherwise required by law, Key also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. However, readers should review carefully reports and documents that Key files periodically with the Securities and Exchange Commission.

About Key Energy Services

Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Mexico, Colombia, Ecuador, the Middle East and Russia.